Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of July 13, 2021 by and between Immunovant, Inc. (“Immunovant”) and Pamela Yanchik Connealy (“Consultant”). Immunovant and Consultant may be referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Immunovant desires to engage Consultant to provide consulting services with respect to certain activities as described in this Agreement, and Consultant desires to accept this engagement on the terms and conditions hereinafter stated;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties agree as follows:

1. Services. Immunovant hereby retains Consultant, and Consultant hereby agrees to perform the consulting services, as described in Exhibit A attached hereto (“Services”). Consultant represents and warrants that it will perform the Services in a professional and competent manner, in accordance with industry standards and this Agreement.

2.Fees and Payment. Immunovant will pay Consultant the fees described in Exhibit A, as full and complete compensation for the Services. Immunovant will also reimburse Consultant for all reasonable and necessary expenses incurred by Consultant in connection with its performance of the Services, provided that such expenses are approved in writing by Immunovant and Consultant submits documentary evidence (e.g. receipts) verifying such expenses. Consultant will invoice Immunovant no more frequently than monthly for Services performed (and reimbursable expenses incurred) and Immunovant will pay all undisputed invoices within fifteen (15) days of receipt.

3.Independent Contractor. Immunovant and Consultant each understand and agree that Consultant is an independent contractor and not an employee of Immunovant. Accordingly, Consultant has no authority to obligate Immunovant by contract or otherwise. Under this Agreement, (a) Consultant will not be eligible for any employee benefits of Immunovant and (b) no deductions from Consultant’s fees for taxes related to Consultant’s income or other withholdings will be made.

4.Confidentiality. It is understood that during the course of providing the Services Consultant may receive or be exposed to information that is not publicly available and is confidential to Immunovant or to third parties that have disclosed such information to Immunovant on a confidential basis (“Confidential Information”). All Confidential Information, written or verbal, made available, disclosed, or otherwise made known to Consultant as a result of the Services, shall be considered confidential, and shall be considered the sole, exclusive and extremely valuable property of Immunovant. Accordingly, Consultant agrees not to reproduce any of the Confidential Information without the applicable prior written consent of Immunovant, not to use the Confidential Information except in the performance of this Agreement, and not to disclose all or any part of the Confidential Information in any form to any third party, either during or after the term of this Agreement. Upon termination of this Agreement for any reason, including expiration of term, Consultant agrees to cease using and to return to Immunovant all whole and partial copies and derivatives of the Confidential Information, whether in Consultant’s possession or under Consultant’s direct or indirect control.

5.Ownership of Work Product. Consultant agrees that any and all data, results, deliverables, inventions, and other work product, first conceived, developed or reduced to practice as a result of performing the Services or having access to the Confidential Information (collectively, the “Work Product”) shall be the sole and exclusive property of Immunovant. Consultant hereby assigns and agrees to assign to Immunovant Consultant’s entire right, title and interest in and to all Work Product.

6.Term and Termination. This Agreement shall commence on July 19, 2021 and shall continue as set forth in Exhibit A, unless earlier terminated as provided below. This Agreement may be extended upon the mutual written consent of the Parties. Immunovant may terminate this Agreement immediately at any time by giving prior written notice to Consultant. Upon termination of this Agreement, all obligations of Immunovant under this Agreement shall terminate except with respect to payment for Services rendered and reimbursement of expenses to which Consultant would have been entitled under this Agreement. Consultant’s obligations under Sections 4 and 5 shall survive any termination of this Agreement.

7.General. Consultant may not assign this Agreement or delegate or subcontract any of the Services to be provided under this Agreement without Immunovant’s prior written consent; any such assignment or delegation will be void and of no effect. Notices under this Agreement shall be sent by a recognizable overnight delivery service (e.g. Federal Express, UPS) or by email to the address(es) indicated in Exhibit A. This Agreement is governed by the laws of the State of New York, excluding conflicts of law principles. This Agreement constitutes the Parties’ final, exclusive and complete understanding and agreement, and supersedes all prior and contemporaneous understandings and agreements relating to its subject matter. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the Parties to this Agreement. The provisions of this Agreement are severable and if any one or more provisions are be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provision to the extent enforceable, will nevertheless be binding and enforceable.

    IN WITNESS WHEREOF, the duly authorized representatives of the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

IMMUNOVANT INC. Signature: /s/ Peter Salzmann Name: Peter Salzmann Title: Chief Executive Officer Date: July 13, 2021	PAMELA YANCHIK CONNEALY Signature: /s/ Pamela Yanchik Connealy Date: July 13, 2021

EXHIBIT A

•Scope of Work: Consultant will work with Immunovant’s CEO to transition CFO role to Immunovant’s designee(s).

•Term: The Services shall commence on July 19, 2021 and shall continue until September 9, 2021, unless terminated earlier pursuant to the Agreement.

•Fees: $375/per hour
•Payment Terms: Per the Agreement

•Contact information:

Consultant contact
Pamela Yanchik Connealy
[***]

Immunovant contact
Peter Salzmann
320 West 37th Street, 6th Floor
New York, New York 10018
[***]